CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.		The Equity Group Inc.
Robert K. Lifton		Adam Prior (212) 836-9606
Chairman & CEO		Devin Sullivan (212) 836-9608
(212) 935-8484

MEDIS TECHNOLOGIES SIGNS COOPERATION AGREEMENT

WITH MAJOR U.S. MOBILE OPERATOR

New York, NY – June 7, 2005 - Medis Technologies Ltd. (NASDAQ:MDTL) announced today that it has entered into a Cooperation Agreement with one of the largest mobile operators in the United States, for the purposes of market testing and introduction to the market of Medis’ fuel cell Power Packs as a secondary power source for portable electronic devices offered by the mobile operator. This mobile operator has a customer base of over 50 million subscribers.

The Agreement notes that the mobile operator is interested in introducing a new portable energy source to its markets to maximize the use and availability of its services to its customers. It provides that starting at the end of next month (July 2005) Medis will deliver to the operator fifteen Power Packs for the operator to demonstrate internally and among its customers. These will be much smaller than earlier units - almost the size and weight of the final units. The operator agrees to provide Medis with the names of those customers, sales and marketing analysis and feedback, and indications of orders. In November-December of 2005, Medis will make available to the operator the final Power Pack units for technical testing in the operator’s laboratories. The Agreement describes the program for the operator to deliver its orders for Power Packs from Medis’ semi automated lines for market seeding and allocations of units from the initial large scale production line.

“We are delighted with the signing of this Cooperation Agreement,” said Robert K. Lifton, Chairman & CEO of Medis Technologies. “This is the first of a number of similar agreements that we expect to enter into with major operators in the United States, Europe and other parts of the world having multi-millions of subscribers in their system, based on our discussions with these operators. By entering into contractual relationships, each of these companies is signaling its interest in working with Medis to introduce our Power Pack product to their customer base and joining a program of market seeding for our Power Pack products. Subscriber use of our Power Packs enables the mobile operator to better satisfy customer needs; increase average revenue per user (ARPU); and create a new lucrative profit center selling disposable Power Packs.

Having the feedback from the mobile operators and their customers will help us in our production planning to satisfy the expected demand for our Power Pack products from the mobile operators. Separately, we expect our retail store distributors - Kensington/Acco, Superior and ASE - to be demonstrating the Power Packs to their customers to help determine allocations of product for those markets. We plan to have our semi-automated production line in place at the end of this year - 2005 and have our first large scale automated production line in place by the second half of 2006. This agreement and others like it can give us a running start in marketing and sales of those products as they come off the lines.”

Medis Technologies’ primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets and service providers. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity. Additionally, Medis’ product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the successful completion of product development, the success of product tests, commercialization risks, availability of financing and results of financing efforts. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC.

This press release is available on Medis' web site at www.medistechnologies.com.

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